Exhibit 10.17

RHI Entertainment Holdings, LLC

RHI Entertainment, LLC

320 Park Avenue

New York, New York 10022

January 12, 2006

Kelso & Company, L.P.

320 Park Avenue, 24th Floor

New York, New York 10022

Ladies and Gentlemen:

RHI Entertainment Holdings, LLC (“RHI Holdings”) and RHI Entertainment, LLC (“RHI,” and together with RHI Holdings, the “Companies”) hereby agree to retain you, Kelso & Company, L.P. (“Kelso”), and any of your affiliates or designees (collectively, with Kelso, the “Kelso Group”), to provide consulting and advisory services to the Companies commencing on the date hereof for a term ending on the date on which Kelso and its affiliates cease to own, directly or indirectly, any preferred units or other equity interests of RHI Holdings or RHI or other equity interest of any successor entity of RHI Holdings or RHI, respectively. Such services may include (i) assisting in the raising of additional debt and equity capital from time to time for RHI Holdings or RHI or any of their subsidiaries, if deemed advisable by the Board of Managers of RHI Holdings or RHI, as applicable, (ii) assisting RHI Holdings or RHI in their long-term strategic planning generally, and (iii) providing such other consulting and advisory services as RHI Holdings or RHI, as applicable, may reasonably request.

In consideration of the Kelso Group’s providing the foregoing services, RHI Holdings or RHI will pay to Kelso (i) a fee of $6,000,000 in cash, which amount shall be paid on the Closing Date (as defined in the Purchase and Sale Agreement, dated as of November 29, 2005, by and among HEI Acquisition, LLC, Hallmark Entertainment, LLC and Hallmark Cards, Incorporated (the “Purchase Agreement”)), (ii) an annual advisory fee (the “Annual Advisory Fee”) of $600,000 payable quarterly in advance on January 1, April 1, July 1 and October 1 (or the first business day following each such date), provided that the first payment shall be due on the Closing Date (as defined in the Purchase Agreement) and shall be in an amount pro-rated for the period from the Closing Date to the end of the then current fiscal quarter and (iii) such other fees (which may include advisory fees or transaction-based fees) as the Board of Managers (including the affirmative vote of Robert Halmi Jr. or his successor) of RHI Holdings or RHI, as applicable, may determine from time to time. At any time following the Closing Date, the Board of Managers (including the affirmative vote of Robert Halmi Jr.) of RHI Holdings or RHI may, in its discretion, determine to increase the amount of the Annual Advisory Fee to $1,000,000. In addition, if the Kelso Group invests additional equity in the Companies on one or more occasions after the date hereof, then, in each such case, the Companies and Kelso will negotiate in good faith to effect a mutually acceptable increase to such advisory fee.

Notwithstanding the foregoing, the parties understand and agree that at any time (and for so long) as (i) an “Event of Default” (as defined in the Credit, Security, Guaranty and Pledge Agreement (the “Credit Agreement”), dated as of January 12, 2006, by and among HEI Acquisition, LLC, the Guarantors named therein, the Lenders named therein, JPMorgan Chase Bank, National Association, BNP Paribas, the Royal Bank of Scotland PLC, Union Bank of California and Societe Generale) exists and/or (ii) an “Event of Default” (as defined in the Credit, Security, Guaranty and Pledge Agreement (the “2nd Lien Agreement”), dated as of January 12, 2006, by and among HEI Acquisition, LLC, the Guarantors referred to therein, the Lenders referred to therein and JPMorgan Chase Bank, N.A., as agent for the Lenders named therein) exists, then in each case, no quarterly advisory payments shall be made pursuant to the foregoing paragraph; provided that such unpaid quarterly advisory payments shall accrue interest at a rate equal to 7% per annum, and any such unpaid quarterly advisory payments in arrears (included the interest accrued thereon) shall be paid by the Companies as soon as reasonably practicable following the time that an “Event of Default” (as defined in the Credit Agreement) ceases to exist or has otherwise been cured and/or an “Event of Default” (as defined in the 2nd Lien Agreement) ceases to exist or has otherwise been cured, in each case as applicable.

RHI Holdings or RHI, as applicable, shall reimburse Kelso promptly for the Kelso Group’s out-of-pocket costs and expenses incurred in connection with any investment by the Kelso Group in the Companies, whether made on or after the date hereof (the “Acquisition”). Such costs and expenses shall include, but not be limited to, those incurred by the Kelso Group in the course of monitoring its investment in RHI Holdings or its subsidiaries (including RHI) and performing any of Kelso’s services or duties provided hereunder.

RHI Holdings or RHI will, jointly and severally, indemnify each member of the Kelso Group, and their respective officers, directors, affiliates’, respective partners, employees, agents and control persons (as such term is used in the Securities Act of 1933, as amended, and the rules and regulations thereunder) to the fullest extent lawful against any and all claims, losses and expenses as incurred (including all reasonable fees and disbursements of any such indemnitee’s counsel and other out-of-pocket expenses incurred in connection with the investigation of and preparation for any such pending or threatened claims and any litigation or other proceedings arising therefrom) in connection with the Acquisition, any of the transactions contemplated by the Purchase Agreement (including the financing of the Acquisition) or such indemnitee’s investment in the Acquisition or out of any services rendered by the Kelso Group hereunder or any such indemnitee being a controlling person of RHI Holdings, RHI or any of their subsidiaries, provided, however, there shall be excluded from such indemnification any such claim, loss or expense to the extent that it is based upon any action or failure to act by such indemnitee that is found in a final judicial determination to constitute gross negligence or intentional misconduct on such indemnitee’s part. RHI Holdings or RHI, as applicable, will advance costs and expenses, including attorney’s fees, incurred by any such indemnitee in defending any such claim in advance of the final disposition of such claim upon receipt of an undertaking by or on behalf of such indemnitee to repay amounts so advanced if it shall ultimately be determined that such indemnitee is not entitled to be indemnified by RHI Holdings or RHI, as applicable, pursuant to this Agreement.

Except as expressly stated herein, the Companies’ obligations set forth in this Agreement (including, but not limited to, those included in the two immediately preceding paragraphs) shall survive the termination of Kelso’s services pursuant to the first paragraph of this Agreement.

This agreement may not be amended or revised except by a writing signed by the parties. This agreement shall be governed by the laws of the State of New York, without regards to its principles of conflict of laws.

If you are in agreement with the foregoing, kindly so indicate by signing a counterpart of this letter, whereupon it will become a binding agreement between us.

Very truly yours,
RHI ENTERTAINMENT HOLDINGS, LLC
By:
Name:
Title:

RHI ENTERTAINMENT, LLC
By:
Name:
Title:

Agreed and accepted as of the date and year first above written:
KELSO & COMPANY, L.P.
By:	Kelso & Companies, Inc., its general partner
By:
Name:
Title: